Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form S-8 of our report dated March 6, 2007 relating to the financial statements of Bidz.com, Inc. for the years ended December 31, 2006, 2005, and 2004 included in Bidz.com, Inc.’s Form 10-K for the year ended December 31, 2006 filed on March 14, 2007.

/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Irvine, California
June 28, 2007